Exhibit (10.2)

EASTMAN KODAK COMPANY

2013 OMNIBUS INCENTIVE PLAN

Award Agreement

This “Award Agreement” evidences an award of Nonqualified Stock Options (the “Options”) by the Company under the Eastman Kodak Company 2013 Omnibus Incentive Plan, as indicated below.  The Options are subject to all other terms set forth in the Plan and this Award Agreement.  Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:

Grant Date:

Number of Options:XX,XXX with an Option Price of $3.03

XX,XXX with an Option Price of $4.53

XX,XXX with an Option Price of $6.03

XX,XXX with an Option Price of $12.00

Vesting Schedule:

Vesting Date	Percentage Vesting
33 1/3%
33 1/3%
33 1/3%

Vesting:

The Vesting Schedule for any Options awarded is set forth above under “Vesting Schedule.”  The Options will only vest if the Grantee is continuously employed by the Company or any of its Affiliates from the Grant Date through the applicable Vesting Date, and except as otherwise provided by this Award Agreement or determined by the Committee, any unvested Options will be forfeited upon any termination of employment.  Upon termination of employment, vested Options shall remain exercisable until they expire as set forth below under “Expiration Date.”

If the Company terminates the Grantee’s employment without Cause or the Grantee terminates his or her employment for Good Reason, on or after [•], the unvested Options which would otherwise vest on the Vesting Date immediately following the date of the termination of the Grantee’s employment, will vest as of the date of termination of employment and any unvested Options which would otherwise vest on a Vesting Date after the Vesting Date immediately following the termination of the Grantee’s employment will be forfeited upon the termination of employment (“Accelerated Vesting”).

If the Company terminates the Grantee’s employment for Cause or the Grantee terminates his or her employment without Good Reason, on or after [•], any unvested Options will be forfeited upon the termination of employment.

If the Grantee’s employment terminates as a result of his or her Disability or death, on or after [•], the Company will provide Accelerated Vesting treatment to the unvested Options.

Exercise:

No Option will be exercisable prior to the date on which it vests.  Upon Vesting, the Options will allow the purchase of Shares at the Option Price noted above.  Each Option provides for the ability to purchase a single Share.

Subject to the “Withholding” provision below, the Options shall be exercised by written notice or by any other method permitted by the Committee stating the number of Options to be exercised, with payment of the aggregate Option Price for the number of Options exercised.

The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Grantee:

(i)	in cash or its equivalent (e.g., by cashier’s check);
(ii)

to the extent permitted by the Committee, in Shares previously owned by the Grantee having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee,

(iii)	any combination of the foregoing; or
(iv)	in consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan.

Under no circumstances will fractional Shares be issued; if the Grantee elects to pay the Option Price for the Shares using Shares already owned by him, or Shares to be received from his exercise of this Option and such payment involves a fraction of a Share, the remaining fraction of such Share shall be redeemed by the Company and the Company shall pay the Grantee the Fair Market Value of such fractional Share in cash in lieu of issuing such fractional Share.

Expiration Date:

Each Option will expire at the close of business on the day immediately prior to the seventh (7th) anniversary of the Grant Date, unless sooner forfeited in accordance with the terms and conditions of this Award Agreement or the Plan.

Withholding:

Pursuant to Section 16.4 of the Plan, the Company shall have the power and the right to deduct or withhold (or cause to be deducted or withheld) from any amount deliverable under the Options or otherwise (including Shares otherwise deliverable), or require the Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising in connection with the Options.

Subject to the Company’s automatic withholding right set out above, the Grantee may elect to satisfy the withholding requirement, in whole or in part:

(i)	by having the Company withhold Shares; or
(ii)	through an independent broker-dealer arrangement to sell a sufficient number of Shares;

in each case, having a Fair Market Value on the date the tax is to be determined equal to the minimum tax required to be withheld.

Grantee Rights:

The Grantee will not have any of the rights of a shareholder with respect to the Shares underlying or covered by the Options, whether or not vested, until such Shares are actually issued and delivered to the Grantee.

Change of Control:

Upon the occurrence of a Change of Control, the Committee may, but shall not be required, to make one or more of the adjustments set forth in Section 14.2 of the Plan to the Options if and to the extent that the Options are outstanding at the time of the Change of Control.

Transferability:

Except as otherwise provided by the Plan, the Options are not in any manner subject to alteration, anticipation, sale, transfer, assignment, pledge or encumbrance.

No Right to Continued Employment:

The Grantee’s receipt of the Options does not give the Grantee a right to remain in the employment of the Company.

Data Privacy:

By accepting the Options, the Grantee agrees that any data, including the Grantee’s personal data, may be exchanged among the Company and its Affiliates to the extent the Company determines necessary or advisable to administer the Plan and the Options, as well as with any third-party engaged by the Company to administer the Plan and the Options granted under the Plan.

Amendment:

Pursuant to Section 15.2 of the Plan, the Committee may from time to time amend this Award Agreement; provided, however, no amendment shall materially adversely impair the rights of the Grantee under this Award Agreement without the Grantee’s consent.

Miscellaneous:

The Options described in this Award Agreement are intended to be exempt from Section 409A under the stock rights exemption thereto, and the Plan and this Award Agreement shall be interpreted and administered consistent with such intention, and in accordance with Eastman Kodak Company’s Policy Regarding Section 409A Compliance.  The Company may unilaterally amend this Award Agreement for purposes of exemption from or compliance with Section 409A if, in its sole discretion, the Company determines that such amendment would not have a material adverse effect with respect to the Grantee’s rights under this Award Agreement.  Notwithstanding the foregoing, no person connected with the Plan or the Options in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment will be applicable with respect to the Options or payments made under this Award Agreement, or that such tax treatment will apply to or be available to the Grantee.

The Options (either at the time of vesting or exercise, or otherwise) will not be includible as compensation or earnings for purposes of any benefit or compensation plan offered by the Company or its Affiliates.

The obligations of the Company pursuant hereto are subject to compliance with all applicable governmental laws, regulations, rules and administrative actions, including, but not limited to, the Securities Act of 1933, as amended, and the Exchange Act, and all rules promulgated thereunder.  In order to avoid any violations, the Committee may, at any time and from time to time, impose additional restrictions upon the Options.

The Option is subject to the Plan and any interpretations by the Committee under the Plan, which are hereby incorporated into this Award Agreement by reference and made a part hereof.  In the event of any conflict between this Award Agreement and the Plan, the terms of the Plan shall control.

This Award Agreement, together with the Plan and the employment agreement between the Company and the Grantee, contains the entire agreement between the Grantee and the Company with respect to the subject matter of this Award Agreement.

By accepting the Options, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.

*****

Appendix:

a.	“Cause” means any of the following:
1.

The Grantee’s continued failure, for a period of at least 30 calendar days following a written warning, to perform his or her duties in a manner deemed satisfactory by his or her supervisor, in the exercise of the supervisor’s sole discretion.

2.	The Grantee’s failure to follow a lawful written directive of the Chief Executive Officer, the Grantee’s supervisor or the Board.
3.	The Grantee’s willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business.
4.	The Grantee’s unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in his or her system.
5.

Any act or omission or commission by the Grantee in the scope of his or her employment (a) which results in the assessment of a civil or criminal penalty against the Grantee or the Company, or (b) which in the reasonable judgment of the Grantee’s supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law.

6.	The Grantee’s conviction of or plea of guilty or no contest to any crime involving moral turpitude.
7.

Any misrepresentation of a material fact to, or concealment of a material fact from, the Grantee’s supervisor or any other person in the Company to whom the Grantee has a reporting relationship in any capacity.

8.	The Grantee’s breach of the Company’s Business Conduct Guide or the Eastman Kodak Company Employee’s Agreement.
b.	“Good Reason” means any of the following:
1.	A material diminution in the Grantee’s total target cash compensation, comprised of his or her Salary and target Annual Incentive.
2.	A material diminution in the Grantee’s authority or responsibilities.
3.	Any material breach of the Grantee’s Employment Agreement by the Company.
4.	Any purported termination by the Company of the Grantee’s employment other than as expressly permitted by his or her Employment Agreement.